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As filed with the Securities and Exchange Commission on November 8, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IAC/INTERACTIVECORP
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	59-2712887 (I.R.S. Employer Identification Number)

555 West 18th Street
New York, New York 10011
(212) 314-7300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Gregg Winiarski
Executive Vice President, General Counsel & Secretary
IAC/InterActiveCorp
555 West 18th Street
New York, New York 10011
(212) 314-7300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Andrew J. Nussbaum, Esq.
Ronald C. Chen, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

           Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share	2,516,258(1)(2)	$229.16(3)	$525,772,109.10(3)	$68,245.22

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares of Common Stock, par value $0.001 per share (the "IAC Common Stock"), registered hereby shall include an indeterminable number of shares of IAC Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization or other similar event. No additional consideration will be received for any shares of IAC Common Stock issued in connection with any such event(s) and as a result, no registration fee is required to be paid for these shares pursuant to Rule 457(i) under the Securities Act.

(2)
Represents the maximum number of shares of IAC Common Stock that IAC/InterActiveCorp ("IAC") expects could be issued upon exchange of the 2.00% Exchangeable Senior Notes due 2030 (the "Notes") at an exchange rate corresponding to the maximum exchange rate of 4.3761 shares of IAC Common Stock per $1,000 principal amount of the Notes.

(3)
The proposed maximum offering price per share with respect to the 2,516,258 shares being registered pursuant to this registration statement is $208.95, estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(a) under the Securities Act, and, in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices of IAC Common Stock on the Nasdaq Global Select Market on November 6, 2019.

EXPLANATORY NOTE

        IAC/InterActiveCorp ("IAC") is filing this registration statement to satisfy one of its obligations under the registration rights agreement, dated as of May 28, 2019, entered into among IAC, IAC FinanceCo 3, Inc. ("IAC FinanceCo"), a wholly owned subsidiary of IAC, J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC in connection with IAC FinanceCo's offering of $575 million aggregate principal amount of its 2.00% Exchangeable Senior Notes due 2030 (the "Notes"), which are exchangeable at the option of the noteholders upon the satisfaction of certain conditions into shares of IAC Common Stock, par value $0.001 ("IAC Common Stock").

        This registration statement will cover resales of shares of IAC Common Stock received by noteholders upon the exchange of their Notes (the "Selling Stockholders"). Neither IAC nor IAC FinanceCo will receive any financial benefit from the exchange of Notes for shares of IAC Common Stock. IAC is not selling any shares of IAC Common Stock under this registration statement and neither IAC nor IAC FinanceCo will receive any of the proceeds from the sale of shares of IAC Common Stock by any of the Selling Stockholders.

PROSPECTUS

2,516,258 Shares of Common Stock

        This prospectus relates to the offer and sale, from time to time, of up to 2,516,258 shares of IAC/InterActiveCorp ("IAC" or the "Company") Common Stock, par value $0.001 ("IAC Common Stock"), by persons who receive such shares upon the exchange of the 2.00% Exchangeable Senior Notes due 2030 (the "Notes"). A $575 million aggregate principal amount of Notes was issued by a wholly owned subsidiary of IAC, IAC FinanceCo 3, Inc. ("IAC FinanceCo"), in private transactions on May 28, 2019 and June 3, 2019. The Notes were offered only to (and may be reoffered, sold or otherwise transferred only to) investors that are both qualified institutional buyers (as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act")) and qualified purchasers (for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended (the "Investment Company Act")). The Notes have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Notes are guaranteed by IAC on a senior unsecured basis. The Notes are exchangeable at the option of the noteholders upon the satisfaction of certain conditions into shares of IAC Common Stock. IAC FinanceCo may, at its election, deliver (or cause to be delivered) cash instead of shares of IAC Common Stock (or a combination thereof) to noteholders upon the exchange of their Notes. Noteholders that receive shares of IAC Common Stock upon the exchange of their Notes (the "Selling Stockholders") may use this prospectus to resell, from time to time, such shares, so long as they satisfy certain conditions set forth in that certain registration rights agreement, dated as of May 28, 2019, entered into among IAC, IAC FinanceCo, J.P. Morgan Securities LLC, and Goldman Sachs & Co. LLC (the "Registration Rights Agreement").

        If one or more Selling Stockholders satisfy certain conditions set forth in the Registration Rights Agreement, then in accordance with the terms of the Registration Rights Agreement, IAC will file a prospectus supplement or a post-effective amendment naming such Selling Stockholder(s) and stating the number of shares of IAC Common Stock to be offered and sold by such Selling Stockholder(s). The registration of the shares of IAC Common Stock covered by this prospectus does not necessarily mean that: (i) any of the Selling Stockholders will elect to exchange their Notes, (ii) upon any exchange of the Notes, IAC FinanceCo will elect to exchange some or all of the Notes for shares of IAC Common Stock rather than cash (or a combination thereof) or (iii) any shares of IAC Common Stock received upon the exchange of the Notes will be offered or sold by the Selling Stockholders.

        Neither IAC nor IAC FinanceCo will receive any proceeds from any issuance of shares of IAC Common Stock to the Selling Stockholders or from any sale of such shares by the Selling Stockholders, but IAC has agreed to pay certain expenses relating to the registration of such shares. See "Selling Stockholders" and "Plan of Distribution." The Selling Stockholders may, from time to time, offer and sell the shares held by them directly or indirectly through agents or broker-dealers on terms to be determined at the time of sale. See "Plan of Distribution."

        Shares of IAC Common Stock are traded on the Nasdaq Global Select Market, or NASDAQ, under the ticker symbol "IAC." On November 7, 2019, the closing price per share of IAC Common Stock on the NASDAQ was $220.74 per share.

        You should consider the risks described in "Risk Factors" on page 6 before investing in IAC Common Stock.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2019.

        You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein. Neither IAC nor any Selling Stockholder has authorized anyone to provide you with information or make any representation that is different from those set forth herein or therein. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement(s), as applicable, even though this prospectus and such prospectus supplement(s) are delivered or shares are sold pursuant to the prospectus and such prospectus supplement(s) at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement(s), IAC's business, financial condition, results of operations and prospects may have changed.

i

IAC/INTERACTIVECORP

        IAC, initially a hybrid media/electronic retailing company, was incorporated in 1986 in Delaware under the name Silver King Broadcasting Company, Inc. After several name changes (first to HSN, Inc., then to USA Networks, Inc., USA Interactive, InterActiveCorp, and finally, to IAC/InterActiveCorp) and the completion of a number of significant corporate transactions over the years, the Company transformed itself into a leading media and Internet company.

        IAC today operates Vimeo and Dotdash, among many other businesses, and also has majority ownership of both Match Group, which includes Tinder, Match, PlentyOfFish, OkCupid and Hinge, and ANGI Homeservices, which includes HomeAdvisor, Angie's List and Handy.

        On August 7, 2019, IAC announced its intention to explore the possibility of a distribution of its interests in either or both of Match Group and ANGI Homeservices to its shareholders. On October 11, 2019, IAC disclosed that it had made a proposal to a special committee of the Board of Directors of Match Group with respect to a potential transaction involving its interest in Match Group (the "Match Group Proposal"). A description of the Match Group Proposal is set forth under the caption "Item 4. Purpose of the Transaction" of Amendments No. 13 and 14 (filed on October 11, 2019 and November 7, 2019, respectively) to the Schedule 13D relating to IAC's interest in Match Group and is incorporated herein by reference. There can be no assurance that any transaction will occur or that if a transaction does occur, as to the timing and terms of any such transaction.

        On October 11, 2019, IAC also disclosed that it does not currently intend to pursue a separation transaction with respect to its interest in ANGI Homeservices during the negotiation or execution of the potential Match Group transaction. However, IAC is evaluating its equity stake in ANGI Homeservices on an ongoing basis and may or may not pursue a transaction involving ANGI Homeservices in the future.

IAC's Reportable Segments

Match Group

        The Company's Match Group segment consists of the businesses and operations of Match Group. Through Match Group, the Company operates a portfolio of dating brands, including Tinder, Match, PlentyOfFish, Meetic, OkCupid, OurTime, Pairs and Hinge, as well as a number of other brands, each designed to increase user likelihood of finding a meaningful connection. As of September 30, 2019, IAC's ownership and voting interests in Match Group were 80.8% and 97.5%, respectively.

        Through Match Group, the Company is a leading provider of dating products all over the world through owned and operated applications and websites. As of September 30, 2019, there were approximately 9.6 million average subscribers to the Company's dating products (calculated by summing the total number of users who purchased a subscription-based dating product at the end of each day in the quarter ended September 30, 2019, divided by the number of calendar days in such quarter).

        Dating is a highly personal endeavor and consumers have a wide variety of preferences that determine what type of dating product they choose. As a result, the Company's strategy focuses on a portfolio approach of various brands in order to reach a broad range of users. The Company's dating brands are collectively available in over 40 languages to users all over the world.

        All of the Company's dating products enable users to establish a profile and review the profiles of other users without charge. Each product also offers additional features, some of which are free and some of which are paid, depending on the particular product. In general, access to premium features requires a subscription, which is typically offered in packages (primarily ranging from one month to six months), depending on the product and circumstance. Prices differ meaningfully within a given brand by the duration of subscription purchased, the bundle of paid features that a user chooses to access and whether or not a subscriber is taking advantage of any special offers. In addition to subscriptions, many of the Company's dating products offer users certain features, such as the ability to promote themselves for a given period of time or to review certain profiles without any signaling to other users, and these features are offered on a pay-per-use basis. The precise mix of paid and premium features is established over time on a brand-by-brand basis and is constantly subject to iteration and evolution.

ANGI Homeservices

        Through the ANGI Homeservices portfolio of digital homeservices brands, including HomeAdvisor®, Angie's List® and Handy, the Company connects millions of homeowners to home service professionals, collects reviews and allows homeowners to research, match and connect on-demand to ANGI Homeservices' network of home service professionals.

        In addition to its market-leading U.S. operations, through ANGI Homeservices, the Company owns leading home services online marketplaces in France (Travaux), Germany (MyHammer), Netherlands (Werkspot), the United Kingdom (MyBuilder), Canada (HomeStars) and Italy (Instapro), as well as operations in Austria (MyHammer). As of September 30, 2019, IAC's economic and voting interests in ANGI Homeservices were 83.7% and 98.1%, respectively.

        The Company's ANGI Homeservices segment consists of the North American (United States and Canada) and European businesses and operations of ANGI Homeservices, a publicly traded holding company that was formed to facilitate the combination of the businesses within IAC's former HomeAdvisor segment with Angie's List, Inc., which transaction was completed on September 29, 2017. ANGI Homeservices acquired Handy Technologies, Inc. ("Handy"), a leading platform in the United States for connecting individuals looking for household services (primarily cleaning and handyman services) with top-quality, pre-screened independent service professionals, in October 2018.

        Through the HomeAdvisor digital marketplace service (formerly known as IAC's HomeAdvisor domestic business ("HomeAdvisor")), the Company connects consumers with service professionals nationwide for home repair, maintenance and improvement projects.

        HomeAdvisor provides consumers with tools and resources to help them find local, pre-screened and customer-rated home service professionals, as well as to instantly book appointments online. HomeAdvisor also connects consumers with home service professionals instantly by telephone, as well as offering several home services-related resources, such as cost guides for different types of home services projects. Through Handy, the Company connects consumers looking for household services (primarily cleaning and handyman services) with top-quality, pre-screened independent service professionals. Together, the HomeAdvisor and Handy businesses in the United States are referred to as the "Marketplace." All Marketplace matching services, related tools and directories are provided to consumers free of charge.

        As of September 30, 2019, the Marketplace had a network of approximately 226,000 service professionals, each of whom had paid for consumer matches or had completed a job sourced through the HomeAdvisor and Handy platforms in September and/or had an active HomeAdvisor subscription membership. An active HomeAdvisor subscription membership is one for which HomeAdvisor was recognizing revenue on the last day of the quarter.

        In January 2019, ANGI Homeservices acquired Fixd Repair, LLC and Fixd Services LLC (collectively, "Fixd Repair"), a home warranty and service company.

Vimeo

        Through Vimeo, the Company: (i) operates a global video platform for creative professionals, marketers and enterprises to connect with their audiences, customers and employees and (ii) provides cloud-based software products to stream, host, distribute and monetize videos online and across devices, as well as premium video tools on a subscription basis.

        Through Vimeo, the Company provides basic video hosting and sharing capabilities free of charge, as well as various packages of premium video tools via a Software-as-a-Service ("SaaS") model on a subscription basis (monthly or annual). Package capabilities may include additional video storage and high quality live streaming capabilities, robust video privacy controls, video player customization options, team collaboration and management tools, review and workflow tools, detailed analytics, lead generation and marketing tools, priority support and the ability to sell videos directly to consumers in a customized viewing experience, with the precise mix of capabilities dependent upon the tier of package purchased. As of September 30, 2019, there were approximately 1.2 million subscribers to Vimeo's SaaS offering (including Magisto).

        Through Vimeo, the Company also operates two marketplaces for buying and selling videos, the Vimeo on Demand store and the Vimeo Stock store. Through the Vimeo on Demand store, subscribers may offer their videos for sale to their audiences. Through the Vimeo Stock store, Vimeo offers stock video footage from certain licensors. In both cases, Vimeo earns fees from the sale of video content.

        In May 2019, Vimeo acquired Magisto, a video creation service enabling businesses to create short-form videos.

Dotdash

        Built upon more than 20 years of data and expert-written content, Dotdash is a portfolio of digital brands providing expert information and inspiration in select vertical content categories to over 90 million users each month.

        The Company's Dotdash business currently consists of the following brands:

  •
  the Verywell family of brands, a leading online health publisher and resource where users can explore a full spectrum of health and wellness topics;

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  the Spruce family of brands, a leading online lifestyle property;

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  the Balance family of brands, a leading online property covering personal finance, career and small business topics;

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  Investopedia, an online resource for investment and personal finance education and information;

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  Lifewire, a leading online technology information property that provides expert-created, realworld technology content;

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  Tripsavvy, a travel website written by real experts (not anonymous reviewers);

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  ThoughtCo, a leading online information and reference site with a focus on expert-created education content;

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  Byrdie, a leading beauty website;

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  MyDomaine, a lifestyle website;

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  Brides, a leading wedding and bridal brand; and

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  Liquor.com, a digital media company focusing on cocktails, spirits, entertaining, and culture.

        Through Dotdash's brands, the Company provides original and engaging digital content in a variety of formats, including articles, illustrations, videos and images. Dotdash's brands work with hundreds of experts in their respective fields to create their content, including doctors, chefs, certified financial advisors and others.

Applications

        The Company's Applications segment consists of its Desktop business and Mosaic Group, its mobile business. Through these businesses, the Company is a leading provider of global, advertising-driven desktop and subscription-based mobile applications.

        Through its Desktop business, the Company owns and operates a portfolio of desktop browser applications that provides users with access to a wide variety of online content, tools and services. Aligned around the common theme of making the lives of users easier in just a few clicks, these products span a myriad of categories, including: FromDocToPDF, through which users can convert documents from one format into various others; MapsGalaxy, through which users can access accurate street maps, local traffic conditions and aerial and satellite street views; and GetFormsOnline, through which users can access essential forms (tax, healthcare, travel and more) online. Users who download any of the Company's desktop browser applications are provided with new tab search services, as well as the option of default browser search services. The Company distributes its desktop browser applications to consumers free of charge on an opt-in basis directly through direct to consumer (primarily the Chrome Web Store) and partnership distribution channels.

        Through Mosaic Group, the Company is a leading provider of global subscription mobile applications. Mosaic Group consists of the following businesses: Apalon, iTranslate (acquired in March 2018), TelTech (acquired in October 2018) and Daily Burn (transferred from the Emerging & Other segment effective April 1, 2018). Through Mosaic Group, collectively, the Company operated 39 branded mobile applications in 28 languages across 173 countries as of December 31, 2018.

        Apalon is a leading mobile development company with one of the largest and most popular application portfolios worldwide. iTranslate develops and distributes applications that enable users to read, write, speak and learn foreign languages anywhere in the world. TelTech develops and distributes unique and innovative mobile communications applications that help protect consumer privacy. Daily Burn is a health and fitness property that provides streaming fitness and workout videos across a variety of platforms (including iOS, Android, Roku and other Internet-enabled television platforms).

Emerging and Other

        IAC's Emerging & Other segment consists of:

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  Ask Media Group, a collection of websites providing general search services and information;

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  BlueCrew, an on-demand staffing platform that connects temporary workers with traditional blue-collar jobs in areas like warehouse, delivery and moving, data entry and customer service;

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  The Daily Beast, a website dedicated to news, commentary, culture and entertainment that publishes original reporting and opinion from its roster of full-time journalists and contributors;

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  College Humor Media, a provider of digital content, including its subscription only property, Dropout.tv;

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  IAC Films, a provider of production and producer services for feature films, primarily for initial sale and distribution through theatrical releases and video-on-demand services in the United States and internationally; and

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  NurseFly, a temporary healthcare staffing platform acquired in June 2019.

FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the information incorporated by reference herein or therein contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identifies forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC's future financial performance, business prospects and strategy, including the possibility of separating Match Group from IAC, IAC's intentions with respect to its investment in ANGI Homeservices, anticipated trends and prospects in the industries in which IAC's businesses operate and other similar matters. These forward-looking statements are based on the current expectations and assumptions of IAC's management about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

        Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: the risks inherent in separating Match Group from IAC (including uncertainties related to, among other things, whether any agreement will be reached to proceed with a transaction, whether IAC will determine to proceed with any such transaction if an agreement can be reached, the final terms and conditions of any such transaction of any such transaction if an agreement can be reached, the costs and expected benefits of the proposed transaction, the expected timing of the transaction, whether any condition to the transaction can be satisfied, the expected tax treatment of the transaction and the impact of the transaction in the businesses of IAC and Match Group), any change in IAC's intention with respect to its investment in ANGI Homeservices, the Company's continued ability to successfully market, distribute and monetize its products and services through search engines, social media platforms and digital app store, the failure or delay of the markets and industries in which the Company's businesses operate to migrate online, the Company's ability to build, maintain and/or enhance its various brands, the Company's ability to develop and monetize versions of its products and services for mobile and other digital devices, adverse economic events or trends, either generally and/or in any of the markets in which the Company's businesses operate, the Company's continued ability to communicate with users and consumers via e-mail (or other sufficient means), the Company's ability to successfully offset increasing digital app store fees, the Company's ability to establish and maintain relationships with quality service professionals, changes in the Company's relationship with (or policies implemented by) Google, foreign exchange currency rate fluctuations, the Company's ability to protect its systems from cyberattacks and to protect personal and confidential user information, the occurrence of data security breaches, fraud and/or additional regulation involving or impacting credit card payments, the integrity, quality, scalability and redundancy of the Company's systems, technology and infrastructure (and those of third parties with which it does business), changes in key personnel, the Company's ability to service its outstanding indebtedness and interest rate risk, dilution with respect to the Company's investments in Match Group and ANGI Homeservices, operational and financial risks relating to acquisitions and the Company's continued ability to identify suitable acquisition candidates, the Company's ability to expand successfully into international markets, regulatory changes, the Company's ability to adequately protect its intellectual property rights and not infringe the intellectual property rights of third parties, the determination of whether to proceed with the distribution transactions referenced above and risks related thereto and the risk factors set forth below or incorporated herein by reference. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this prospectus may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this prospectus (or the respective dates of the documents incorporated by reference herein). The Issuer and IAC do not undertake to update any forward-looking statements.

        For a further discussion of these and other factors that could impact IAC's future results, performance or transactions, see "Risk Factors."

RISK FACTORS

        Investment in IAC Common Stock offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference from IAC's Annual Report on Form 10-K for the year ended December 31, 2018 and the other information contained in this prospectus, as updated by subsequent filings by IAC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), incorporated by reference herein, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any such securities. The occurrence of any of the circumstances or events described in these risk factors might cause you to lose all or part of your investment in the offered securities.

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that IAC filed with the SEC as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act using a "shelf" registration process. Under this process, Selling Stockholders named in this prospectus may sell shares of IAC Common Stock acquired upon the exchange of their Notes from time to time. This prospectus provides you with a general description of the shares of IAC Common Stock that any Selling Stockholder may offer. Each time any Selling Stockholder sells shares of IAC Common Stock, the Selling Stockholder will provide a prospectus and any prospectus supplement containing specific information about the terms of the applicable offering, as required by law. Such prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the prospectus supplement. You should read this prospectus and any applicable prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information" before you decide whether to invest in IAC Common Stock.

        Selling Stockholders may offer the shares directly, or indirectly through agents or to or through underwriters. A prospectus supplement may describe the terms of any specific plan of distribution and set forth the names of any underwriters involved in the sale of the shares. See "Plan of Distribution" for more information on this topic.

WHERE YOU CAN FIND MORE INFORMATION

        IAC is currently subject to the informational requirements of the Exchange Act, and files reports and other information with the SEC. These SEC filings are available to the public at the website maintained by the SEC at http://www.sec.gov and from commercial document retrieval services. In addition, IAC makes available, free of charge through its website at www.iac.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (including related amendments) as soon as reasonably practicable after they have been electronically filed with (or furnished to) the SEC.

        Neither the information on IAC's website, nor the information on the website of any IAC business, is incorporated by reference in this prospectus or any accompanying prospectus supplement, or in any other filings with, or in any other information furnished or submitted to, the SEC.

        IAC filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act with respect to the securities registered hereby. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to IAC and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows IAC to "incorporate by reference" the information it files with the SEC, which means that IAC can disclose important information to you by referring to the filed documents containing that information. The information incorporated by reference herein is an important part of this prospectus. The incorporated documents contain significant information about IAC, its business, financial condition and results of operations. Any information contained in this prospectus or in any document incorporated (or deemed to be incorporated) by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, in any other document IAC subsequently files with the SEC that also is incorporated (or deemed to be incorporated) by reference in this prospectus or in any applicable prospectus supplement modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. IAC incorporates by reference the following documents that it filed with the SEC (excluding any portions of such documents that are deemed "furnished" to the SEC pursuant to applicable rules and regulations):

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  IAC's Annual Report on Form 10-K for the year ended December 31, 2018 (the "2018 10-K");

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  IAC's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, June 30, 2019 and September 30, 2019;

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  Current Reports on Form 8-K filed on February 13, 2019, February 15, 2019, May 28, 2019, June 3, 2019, June 14, 2019 and October 9, 2019;

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  the portions of the Definitive Proxy Statement for IAC's 2019 Annual Meeting of Stockholders filed on April 30, 2019 that have been incorporated by reference into the 2018 10-K; and

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  the description of IAC Common Stock contained in IAC's registration statement on Form 8-A filed on August 12, 2005 (File No. 000-20570), including any amendments or reports filed for the purpose of updating this description.

        All documents that IAC files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any securities made under this prospectus (excluding any portions of such documents that are deemed "furnished" to the SEC pursuant to applicable rules and regulations) will also be considered to be incorporated by reference in this prospectus and will automatically update and supersede the information in this prospectus and any previously filed documents.

        Upon your oral or written request, IAC will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed as follows:

IAC/InterActiveCorp
555 West 18th Street
New York, New York 10011
Attn: Investor Relations
(212) 314-7300
ir@iac.com

 USE OF PROCEEDS

        IAC is filing the registration statement of which this prospectus forms a part pursuant to its contractual obligation to the holders of the Notes, including those named in the section entitled "Selling Stockholders." Neither IAC nor IAC FinanceCo will receive any of the proceeds from the resale of shares of IAC Common Stock from time to time by such Selling Stockholders.

        The Selling Stockholders will pay any underwriting fees, discounts or commissions attributable to the sale of the shares registered under this prospectus, or any fees and expenses of any broker-dealer or other financial intermediary engaged by any Selling Stockholder. IAC will bear all other costs, fees and expenses incurred in connection with the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NASDAQ listing fees, fees and expenses of IAC's counsel and accountants, and blue sky fees and expenses. IAC will also reimburse the Selling Stockholders for the reasonable fees and disbursements of one firm or counsel (which shall be a nationally recognized law firm experienced in securities matters designated by the holders of at least 51% of the IAC Common Stock registered under this prospectus, prospectus supplement or any post-effective amendment to it) to act as counsel for the Selling Stockholders in connection therewith.

SELLING STOCKHOLDERS

        The Notes were originally issued by IAC FinanceCo and sold by the initial purchasers of the Notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by such initial purchasers to be both qualified institutional buyers (as defined in Rule 144A under the Securities Act) and qualified purchasers (for purposes of Section 3(c)(7) of the Investment Company Act). Under certain circumstances, IAC may issue shares of IAC Common Stock upon the exchange of the Notes. In such circumstances, the Selling Stockholders may use this prospectus to resell, from time to time, the shares of IAC Common Stock received upon the exchange of the Notes.

        If one or more Selling Stockholders satisfy certain conditions set forth in the Registration Rights Agreement, then in accordance with the terms of the Registration Rights Agreement, IAC will file a prospectus supplement or a post-effective amendment naming such Selling Stockholders and stating the number of shares of IAC Common Stock offered by such Selling Stockholders.

        Information about certain Selling Stockholders is set forth herein, and information about additional Selling Stockholders (if any) will be set forth in a prospectus supplement, in a post-effective amendment or in filings that IAC makes with the SEC under the Exchange Act incorporated by reference in this prospectus. Selling Stockholders, including their transferees, pledgees or donees or their successors, may, from time to time, offer and sell pursuant to this prospectus, and any accompanying prospectus supplement, any or all of the shares of IAC Common Stock that IAC may issue to such Selling Stockholder upon the exchange of the Notes.

        The following table sets forth information, as of November 8, 2019, with respect to the Selling Stockholders and the number of shares of IAC Common Stock that would become beneficially owned by each Selling Stockholder should IAC issue the maximum number of shares of IAC Common Stock to such Selling Stockholder that may be offered pursuant to this prospectus. This information is based on information provided by or on behalf of the Selling Stockholders. Percentage ownership information in the following table is based on 78,800,508 of IAC Common Stock outstanding on November 1, 2019. The Selling Stockholders may offer and sell all, some or none of the shares of IAC Common Stock that IAC may issue upon the exchange of the Notes. Because the Selling Stockholders may offer all or some portion of such shares of IAC Common Stock, IAC cannot estimate the number of shares of IAC Common Stock that will be held by the Selling Stockholders upon termination of any of these sales. In addition, the Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act.

        Accordingly, the number of shares of IAC Common Stock issuable upon the exchange of the Notes shown in the following table below assumes exchange of the full amount of Notes held by each Selling Stockholder at the maximum exchange rate of 4.3761 shares of IAC Common Stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional shares. This exchange rate is subject to adjustment upon the occurrence of certain events. Accordingly, the number of shares of IAC Common Stock issued upon the exchange of the Notes may increase or decrease from time to time. The number of shares of IAC Common Stock owned by the other Selling Stockholders (or any of their future transferees) assumes that they do not beneficially own any shares of IAC Common Stock other than the IAC Common Stock that IAC may issue to them upon the exchange of the Notes.

        Based upon information provided by the Selling Stockholders, except to the extent provided in the footnotes below, none of the Selling Stockholders nor any of their affiliates, officers, directors or principal equity holders, has held any positions or office (or has had any material relationship) with IAC within the past three years.

        To the extent any of the Selling Stockholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the SEC, "underwriters" within the meaning of the Securities Act. Unless otherwise indicated in the footnotes below, IAC believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares of IAC Common Stock listed as beneficially owned by them.

		Maximum Number of Shares of IAC Common Stock Issuable Upon the Exchange of Outstanding Notes(2)
	Shares of IAC Common Stock Beneficially Owned Prior to the Exchange					Number of Shares of IAC Common Stock Beneficially Owned after Resale
			Shares of IAC Common Stock Beneficially Owned Following the Exchange
					Number of Shares of IAC Common Stock Offered(4)
Name(1)			Shares	Percent(3)		Shares	Percent
1290 Convertible Securities Fund—Palisade Capital(5)(10)	—	1,312	1,312	*	1,312	—	—
1290 VT Convertible Securities Portfolio—Palisade Capital(5)(10)	—	905	905	*	905	—	—
4 Ever Life Insurance Company(11)	—	1,444	1,444	*	1,444	—	—
ACCC Insurance Company(11)	—	875	875	*	875	—	—
American Beacon SSI Alternative Fund(6)	—	4,944	4,944	*	4,944	—	—
Amerisure Mutual Insurance Company(17)	—	5,032	5,032	*	5,032	—	—
Aviva Investors(14)	—	92,335	92,335	*	92,335	—	—
Badger Mutual Insurance Company(11)	—	743	743	*	743	—	—
BCBS MS Core(11)	—	2,625	2,625	*	2,625	—	—
Brotherhood Mutual Insurance Company(11)	—	612	612	*	612	—	—
Calamos Convertible and High Income Fund(5)(9)(16)	—	35,665	35,665	*	35,665	—	—
Calamos Convertible Fund(9)(16)	—	33,914	33,914	*	33,914	—	—
Calamos Convertible Opportunities and Income Fund(5)(9)(16)	—	32,601	32,601	*	32,601	—	—
Calamos Dynamic Convertible and Income Fund(5)(9)(16)	—	29,101	29,101	*	29,101	—	—
Calamos Global Convertible Fund(9)(16)	—	2,931	2,931	*	2,931	—	—
Calamos Global Dynamic Income Fund(5)(9)(16)	—	1,094	1,094	*	1,094	—	—
Calamos Growth and Income Fund(9)(16)	—	10,940	10,940	*	10,940	—	—
Calamos Market Neutral Income Fund(9)(16)	—	21,880	21,880	*	21,880	—	—
Calamos Strategic Total Return Fund(5)(9)(16)	—	10,940	10,940	*	10,940	—	—
Catholic Financial Life Insurance(11)	—	875	875	*	875	—	—
Catholic Mutual Relief Society of America(17)	—	3,829	3,829	*	3,829	—	—
Catholic Mutual Relief Society Retirement Plan & Trust(17)	—	2,931	2,931	*	2,931	—	—
Catholic Relief Insurance Company of America(17)	—	1,356	1,356	*	1,356	—	—
Celina Mutual Insurance Company(11)	—	634	634	*	634	—	—
CGF PLC Calamos Global Convertible Fund(18)		5,089		*
ClearPath Mutual(11)	—	1,050	1,050	*	1,050	—	—
Columbia Mutual Insurance Company(17)	—	962	962	*	962	—	—

		Maximum Number of Shares of IAC Common Stock Issuable Upon the Exchange of Outstanding Notes(2)
	Shares of IAC Common Stock Beneficially Owned Prior to the Exchange					Number of Shares of IAC Common Stock Beneficially Owned after Resale
			Shares of IAC Common Stock Beneficially Owned Following the Exchange
					Number of Shares of IAC Common Stock Offered(4)
Name(1)			Shares	Percent(3)		Shares	Percent
Deseret Healthcare Employee Benefits Trust(17)	—	218	218	*	218	—	—
Deseret Mutual Employee Pension Trust(17)	—	3,982	3,982	*	3,982	—	—
Deseret Mutual Retiree Medical & Life Plan Trust(17)	—	415	415	*	415	—	—
FCA US LLC Master Retirement Trust—Palisade Capital(5)(10)	—	7,084	7,084	*	7,084	—	—
Federated Rural Electric Insurance Exchange(17)	—	4,769	4,769	*	4,769	—	—
Fidelity Convertible Securities Investment Trust(7)(8)	—	7,964	7,964	*	7,964	—	—
Fidelity Financial Trust: Fidelity Convertible Securities Fund(7)(20)	—	20,873	20,873	*	20,873	—	—
Fidelity Salem Street Trust: Fidelity Strategic Dividend & Income Fund(7)(20)	—	12,865	12,865	*	12,865	—	—
FPL Group Employee Pension Plan—Palisade Fixed Income(5)(10)	—	10,388	10,388	*	10,388	—	—
Eastern Alliance Insurance Company(5)(12)	—	1,619	1,619	*	1,619	—	—
German Mutual Insurance Company(11)	—	306	306	*	306	—	—
Germantown Insurance Company(11)	—	743	743	*	743	—	—
Goodville Mutual Casualty Company(11)	—	1,400	1,400	*	1,400	—	—
Guarantee Trust Life Insurance Company(11)	—	1,881	1,881	*	1,881	—	—
Lebanon Valley Insurance Company(11)	—	415	415	*	415	—	—
Michigan Professional Insurance Exchange(11)	—	1,050	1,050	*	1,050	—	—
Miami Mutual Insurance Company(11)	—	612	612	*	612	—	—
MMIC Insurance Inc.(17)	—	1,575	1,575	*	1,575	—	—
Morningstar Fund Trust(6)	—	958	958	*	958	—	—
National Mutual Insurance Company(11)	—	612	612	*	612	—	—
New Era Life Insurance Company(11)	—	3,457	3,457	*	3,457	—	—
New Era Life Insurance of the Midwest(11)	—	1,094	1,094	*	1,094	—	—
Pennsylvania Professional Liability Joint Underwriting Association(11)	—	1,137	1,137	*	1,137	—	—
Philadelphia American Life Insurance Company(11)	—	1,487	1,487	*	1,487	—	—
Philadelphia Contributionship Insurance Company(11)	—	568	568	*	568	—	—
Premera Blue Cross Health Insurance Company(11)	—	9,561	9,561	*	9,561	—	—
Privilege Underwriters Reciprocal Exchange(11)	—	1,094	1,094	*	1,094	—	—
Protective Insurance Company(5)	—	350	350	*	350	—	—
Protective Life Insurance Company—Bermuda(11)	—	3,107	3,107	*	3,107	—	—
Protective Life Insurance Company—NY(11)	—	1,531	1,531	*	1,531	—	—
Protective Life Insurance Company—US(11)	—	3,063	3,063	*	3,063	—	—

		Maximum Number of Shares of IAC Common Stock Issuable Upon the Exchange of Outstanding Notes(2)
	Shares of IAC Common Stock Beneficially Owned Prior to the Exchange					Number of Shares of IAC Common Stock Beneficially Owned after Resale
			Shares of IAC Common Stock Beneficially Owned Following the Exchange
					Number of Shares of IAC Common Stock Offered(4)
Name(1)			Shares	Percent(3)		Shares	Percent
Pure Insurance Company(11)	—	1,487	1,487	*	1,487	—	—
Quincy Mutual Fire Insurance Company(11)	—	9,955	9,955	*	9,955	—	—
Rural Mutual Insurance Company(11)	—	1,269	1,269	*	1,269	—	—
Sagamore Insurance Company(5)(13)	—	875	875	*	875	—	—
The Batchelor Foundation, Inc.(17)	—	1,159	1,159	*	1,159	—	—
Thrivent Financial for Lutherans(7)(19)	—	3,282	3,282	*	3,282	—	—
Tuscarora Wayne Mutual Insurance Company(11)	—	1,181	1,181	*	1,181	—	—
UMIA Insurance Inc.(17)	—	787	787	*	787	—	—
United Technologies Corporation(5)(6)	—	5,036	5,036	*	5,036	—	—
Universal Re-Insurance Co. Ltd(11)	—	1,269	1,269	*	1,269	—	—
Vermont Mutual Insurance Company(17)	—	2188	2188	*	2188	—	—
Virginia Retirement System(17)	—	31,945	31,945	*	31,945	—	—
Westwood Holdings Group, Inc.(5)(15)	—	116,504	116,504	*	116,504	—	—
Wisconsin Mutual Insurance Co.(11)	—	1,837	1,837	*	1,837	—	—
Zazove Investment Grade Blend Convertible Fund LP(17)	—	2,319	2,319	*	2,319	—	—

*
Less than one percent of the outstanding shares of IAC Common Stock.

(1)
Additional Selling Stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the Selling Stockholders table by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified Selling Stockholders will not be able to use this prospectus for resales until they are named in the Selling Stockholders table by prospectus supplement or post-effective amendment. If required, IAC will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from Selling Stockholders named in this prospectus after the effective date of this prospectus.

(2)
The maximum aggregate number of shares of IAC Common Stock that may be sold under this prospectus is 2,516,258, based on an assumed maximum exchange rate of 4.3761 shares of IAC Common Stock per $1,000 principal amount of Notes. This number does not take into account any shares of IAC Common Stock issued upon the exchange of IAC's 0.875% Exchangeable Senior Notes due 2026 or 0.875% Exchangeable Senior Notes due 2022.

(3)
Calculated based on Rule 13d-3(d)(1)(i) under the Exchange Act using 78,800,508 shares of IAC Common Stock outstanding as of November 1, 2019.

(4)
Assumes that all of the shares of IAC Common Stock issued in exchange for the Notes have been sold by the Selling Stockholders.

(5)
Selling Stockholder is required to file, or is a wholly-owned subsidiary of a company that is required to file, periodic and other reports with the SEC pursuant to Section 13(a) or Section 15(d) of the Exchange Act.

(6)
George Douglas is the natural person that exercises sole or shared voting or dispositive power over the securities listed.

(7)
Selling Stockholder is an affiliate of a registered broker-dealer. Selling Stockholder acquired the Notes (and any IAC Common Stock issuable upon the exchange of the Notes) in the ordinary course of business and at the time Selling Stockholder acquired the Notes, it had no agreements, understandings or arrangements with any person, either directly or indirectly, to dispose of the Notes or IAC Common Stock.

(8)
Fidelity Investments Canada ULC ("FIC") serves as the manager, trustee and portfolio adviser to the Selling Stockholder. FIC has engaged FMR Co., Inc. ("FMRC") to serve as sub-adviser to the Selling Stockholder and has delegated voting discretion and investment authority over the securities held by the Selling Stockholder to FMRC. FMRC is a wholly-owned subsidiary of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(9)
Selling stockholder is an investment company, or a subsidiary of an investment company, registered under the Investment Company Act.

(10)
Dennison "Dan" T. Veru, Chief Investment Officer of Palisade Capital Management, LLC., is the natural person that exercises sole or shared voting or dispositive power over the securities listed.

(11)
Marco Bravo is the natural person that exercises sole or shared voting or dispositive power over the securities listed.

(12)
Selling Stockholder is a subsidiary of ProAssurance Corporation, a company that is required to file periodic and other reports with the SEC pursuant to Section 13(a) or Section 15(d) of the Exchange Act.

(13)
Selling Stockholder is a subsidiary of Protective Insurance Corporation, a company that is required to file periodic and other reports with the SEC pursuant to Section 13(a) or Section 15(d) of the Exchange Act.

(14)
Shares of IAC Common Stock beneficially owned by Selling Stockholder include: (1) 51,200 shares of IAC Common Stock beneficially owned by Aviva Investors Global Convertibles Absolute Return Fund, and (2) 41,135 shares of IAC Common Stock beneficially owned by Aviva Investors Global Convertibles Fund. Westwood Holdings Group, Inc. exercises sole or shared voting or dispositive power over the securities listed. Westwood Holdings Group, Inc. is a company that is required to file periodic and other reports with the SEC pursuant to Section 13(a) or Section 15(d) of the Exchange Act.

(15)
Shares of IAC Common Stock beneficially owned by Selling Stockholder include: (1) 1,132 shares of IAC Common Stock beneficially owned by Westwood Trust Strategic Global Convertible Fund—Employee Benefit, (2) 2,953 shares of IAC Common Stock beneficially owned by Westwood Market Neutral Income Fund, (3) 5,579 shares of IAC Common Stock beneficially owned by Westwood Strategic Convertibles Fund, (4) 2,940 shares of IAC Common Stock beneficially owned by Westwood Trust Income Opportunity Fund—Employee Benefit, (5) 59,808 shares of IAC Common Stock beneficially owned by Westwood Income Opportunity Fund, (6) 5,645 shares of IAC Common Stock beneficially owned by General Conference Corporation of the Seventh-day Adventist Church, (7) 2,625 shares of IAC Common Stock beneficially owned by Baptist Healthcare System, Inc., (8) 14,200 shares of IAC Common Stock beneficially owned by Navajo Nation Master Trust, (9) 3,916 shares of IAC Common Stock beneficially owned by Navajo Nation Retirement Plan—Income, (9) 1,094 shares of IAC Common Stock beneficially owned by Employer-Teamsters Local Nos. 175 & 505 Pension Trust Fund, and (10) 16,432 shares of IAC Common Stock beneficially owned by Missouri Education Pension Trust Income Only.

(16)
To the best of Selling Stockholder's knowledge, it and its officers have not held any positions or office (or have not had any material relationship with) IAC within the past three years. Morgan Stanley and its affiliates are holders of record of more than 5% of the outstanding securities in certain funds controlled by Calamos Advisors LLC, the investment advisor for Selling Stockholder. Morgan Stanley is an extensive organization that provides services and financial products to a wide range of clients and has extensive activities, and as a result, Selling Stockholder is unable to respond as to its affiliates.

(17)
Gene T. Pretti is the natural person that exercises sole or shared voting or dispositive power over the securities listed.

(18)
CGF PLC Calamos Global Convertible Fund (the "Fund") is a sub-fund of the Calamos Global Funds plc., an Irish Undertaking in Collective Investments in Transferable Securities (UCITS). The investment manager for the Fund is Calamos Advisors LLC, a registered adviser with the U.S. Securities and Exchange Commission (the "SEC").

(19)
Thrivent Financial for Lutherans ("Thrivent") is a member-owned, not-for-profit fraternal benefit society that offers insurance products to its over two million members. Thrivent is also registered with the SEC as an investment advisor. Thrivent is not a publicly traded entity, nor does Thrivent have any principal owners. Accordingly, Thrivent does not have a natural person with sole or shared voting or dispositive power over the securities listed.

(20)
Selling stockholder is an investment company, or a subsidiary of an investment company, registered under the Investment Company Act. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

  Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.

DESCRIPTION OF CAPITAL STOCK

        This prospectus describes the general terms of IAC capital stock. The following description is not complete and may not contain all of the information you should consider before investing in IAC Common Stock. For a more detailed description of IAC's various classes of capital stock, you should read the applicable provisions of the Delaware General Corporation Law (the "DGCL"), IAC's restated certificate of incorporation (the "Certificate of Incorporation"), IAC's bylaws (the "Bylaws"), the Certificate of Designations of Series C Cumulative Preferred Stock (the "Series C Certificate of Designations") and the Certificate of Designations of Series D Cumulative Preferred Stock (the "Series D Certificate of Designations"). This description is subject to, and qualified in its entirety by reference to, the DGCL, the Certificate of Incorporation, the Bylaws, the Series C Certificate of Designations and the Series D Certificate of Designations. Copies of the Certificate of Incorporation, the Bylaws, the Series C Certificate of Designations and the Series D Certificate of Designations are incorporated by reference herein. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

IAC's Authorized Capital Stock

        IAC's authorized capital stock consists of one billion six hundred million (1,600,000,000) shares of IAC Common Stock, four hundred million (400,000,000) shares of Class B Common Stock, par value $0.001 per share ("IAC Class B Common Stock") and one hundred million (100,000,000) shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of November 1, 2019: (i) 78,800,508 shares of IAC Common Stock, (ii) 5,789,499 shares of IAC Class B Common Stock and (iii) 625,236 shares of IAC Preferred Stock, all of which are held by a wholly-owned subsidiary of IAC, were outstanding.

IAC Common Stock

        In general, the holders of IAC Common Stock vote together as a single class with the holders of IAC Class B Common Stock on all matters, including the election of directors; provided, however, that the holders of IAC Common Stock, acting as a single class, are entitled to elect 25% of the total number of directors, rounded up to the next whole number in the event of a fraction. Each outstanding share of IAC Common Stock entitles the holder to one vote when voting separately as a class, and one vote when voting together as a single group with the holders of IAC Class B Common Stock. IAC's Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Company Preferred Stock created by IAC's Board of Directors from time to time, the holders of IAC Common Stock are entitled, share-for-share with the holders of IAC Class B Common Stock, to such dividends as may be declared from time to time by IAC's Board of Directors from funds legally available for the payment of dividends, and, upon liquidation, dissolution or winding up, will be entitled to receive pro rata, share-for-share with the holders of IAC Class B Common Stock, all assets available for distribution after payment of a proper amount to the holders of any series of Company Preferred Stock that may be issued in the future.

IAC Class B Common Stock

        In general, the holders of IAC Class B Common Stock vote together as a single class with the holders of IAC Common Stock on all matters, including the election of directors. The holders of IAC Class B Common Stock are entitled to one vote when voting separately as a class, and 10 votes when voting together as a single group with the holders of IAC Common Stock. IAC's Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Company Preferred Stock created by IAC's Board of Directors from time to time, the holders of IAC Class B Common Stock are entitled, share-for-share with the holders of IAC Common Stock, to such dividends as may be declared from time to time by

IAC's Board of Directors from funds legally available for the payment of dividends, and, upon liquidation, dissolution or winding up, will be entitled to receive pro rata, share-for-share with the holders of IAC Common Stock, all assets available for distribution after payment of a proper amount to the holders of any series of Company Preferred Stock that may be issued in the future.

IAC Preferred Stock

        IAC has the authority to issue shares of Company Preferred Stock from time to time in one or more series. IAC's board of directors has the authority, by resolution, to designate the powers, preferences, rights and qualifications and restrictions of Company Preferred Stock.

Series C cumulative preferred stock

        In connection with the September 2017 acquisition of a controlling interest in Angie's List, Inc., IAC issued an aggregate of approximately 67,633 shares of Series C Cumulative Preferred Stock, par value $0.01 per share ("Series C Cumulative Preferred Stock"), each having a $1,000.00 face value. As of November 1, 2019, there were 67,633 shares of IAC preferred stock outstanding.

        Voting rights.    Holders of Series C Cumulative Preferred Stock do not have any voting rights by virtue of their ownership of the Series C Cumulative Preferred Stock except as from time to time may be required by law.

        Dividends.    Each share of Series C Cumulative Preferred Stock is entitled to receive a cash dividend of $75.00 per share, at a rate of 7.50% per year, payable quarterly in arrears. No other preferred stock of IAC will rank senior to the Series C Cumulative Preferred Stock with respect to payment of dividends.

        Conversion rights.    The Series C Cumulative Preferred Stock will not be convertible into shares of any other class or series of capital stock of IAC.

        Redemption by IAC.    At any time, or from time to time, after the twenty year anniversary of the date the Series C Cumulative Preferred Stock were first issued, IAC, at its option, may redeem all or a portion of the outstanding Series C Cumulative Preferred Stock at a redemption price equal to the face value plus all dividends that are accrued and unpaid, whether or not declared or due. Any payment by IAC pursuant to a redemption by IAC must be made in cash.

        Liquidation rights.    In the event of any liquidation, dissolution or winding up of IAC, whether voluntary or involuntary, the holders of Series C Cumulative Preferred Stock shall be entitled to receive an amount equal to the dividends accrued and unpaid on the Series C Cumulative Preferred Stock plus $1,000.00 per share. Such distribution on the shares of the Series C Cumulative Preferred Stock shall be made before any payment is made or assets are distributed to the holders of IAC Common Stock or any other class or series of IAC's capital stock ranking junior as to liquidation rights to the Series C Cumulative Preferred Stock. No other preferred stock of IAC shall rank senior to the Series C Cumulative Preferred Stock with respect to payment upon liquidation or payment of dividends.

        The issuance of the Series C Cumulative Preferred Stock was exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

Series D cumulative preferred stock

        On November 7, 2018, in connection with an internal restructuring, IAC issued an aggregate of approximately 557,603 shares of Series D Cumulative Preferred Stock, par value $0.01 per share ("Series D Cumulative Preferred Stock"), each having a $1,000.00 face value. As of November 1, 2019, there were 557,603 shares of IAC preferred stock outstanding.

        Voting rights.    Holders of Series D Cumulative Preferred Stock do not have any voting rights by virtue of their ownership of the Series D Cumulative Preferred Stock except as from time to time may be required by law.

        Dividends.    Each share of Series D Cumulative Preferred Stock is entitled to receive a cash dividend of $75.00 per share, at a rate of 7.50% per year, payable quarterly in arrears. No other preferred stock of IAC will rank senior to the Series D Cumulative Preferred Stock with respect to payment of dividends.

        Conversion rights.    The Series D Cumulative Preferred Stock will not be convertible into shares of any other class or series of capital stock of IAC.

        Redemption by IAC.    At any time, or from time to time, after the twenty year anniversary of the date the Series D Cumulative Preferred Stock were first issued, IAC, at its option, may redeem all or a portion of the outstanding Series D Cumulative Preferred Stock at a redemption price equal to the face value plus all dividends that are accrued and unpaid, whether or not declared or due. Any payment by IAC pursuant to a redemption by IAC must be made in cash.

        Liquidation rights.    In the event of any liquidation, dissolution or winding up of IAC, whether voluntary or involuntary, the holders of Series D Cumulative Preferred Stock shall be entitled to receive an amount equal to the dividends accrued and unpaid on the Series D Cumulative Preferred Stock plus $1,000.00 per share. Such distribution on the shares of the Series D Cumulative Preferred Stock shall be made before any payment is made or assets are distributed to the holders of IAC Common Stock or any other class or series of IAC's capital stock ranking junior as to liquidation rights to the Series D Cumulative Preferred Stock. No other preferred stock of IAC shall rank senior to the Series D Cumulative Preferred Stock with respect to payment upon liquidation or payment of dividends.

        The issuance of the Series D Cumulative Preferred Stock was exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

Registration Rights Agreement

        In connection with the issuance of the Notes, IAC entered into the Registration Rights Agreement, covering resales of IAC Common Stock, if any, received by Selling Stockholders upon exchange of their Notes.

        Pursuant to the Registration Rights Agreement, IAC agreed to use commercially reasonable efforts to: (i) file a shelf registration statement with the SEC and to cause such shelf registration statement to become effective on or prior to November 25, 2019, covering resales of the shares of the IAC Common Stock issuable upon the exchange of the Notes; and (ii) keep such shelf registration statement effective until the earlier of the 20th trading day immediately following the maturity date of the Notes and the date on which there are no longer any Notes or "restricted" (within the meaning of Rule 144) shares of IAC Common Stock outstanding that have been received upon exchange of the Notes. However, IAC will not be required to keep such shelf registration statement effective if IAC is no longer the legal entity (the "Reference Entity") whose common stock the Notes would be exchangeable or convertible into on such date and the successor Reference Entity has executed the requisite joinder agreement to the Registration Rights Agreement.

        Selling Stockholders that sell shares of IAC Common Stock pursuant to the registration statement of which this prospectus forms a part are required to:

  •
  deliver, to the extent required by applicable law, a prospectus to the purchaser of IAC Common Stock sold pursuant to the registration statement of which this prospectus forms a part;

  •
  notify IAC when they have sold all shares of IAC Common Stock held by them; and

  •
  promptly notify IAC in the event that any information supplied in writing for inclusion in the registration statement of which this prospectus forms a part is untrue or omits to state a material fact required to be stated therein or necessary to make such information not misleading in the light of the circumstances then existing and in such event: (i) immediately discontinue any sale or other disposition of shares of IAC Common Stock pursuant to the registration statement of which this prospectus forms a part until the filing of an amendment or supplement to such prospectus as may be necessary so that such prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and (ii) use reasonable best efforts to assist IAC as may be appropriate to make such amendment or supplement effective for such purpose.

        Under the Registration Rights Agreement, IAC has the right to suspend use of the registration statement of which this prospectus forms a part upon the occurrence or existence of any pending corporate development, public filing with the SEC or any other business reason that in IAC's reasonable judgment makes it appropriate to suspend the availability of the registration statement of which this prospectus forms a part. Under the Registration Rights Agreement, the period during which the availability of the registration statement of which this prospectus forms a part is suspended (the "Deferral Period") cannot exceed 45 days in any 90-day period or 120 days in any 360-day period. However, if the event triggering the Deferral Period relates to a proposed or pending material business transaction, the disclosure of which the Board of Directors or a committee thereof determines in good faith would be reasonably likely to impede the ability to consummate the transaction or would otherwise be detrimental to IAC and its subsidiaries taken a whole, IAC may extend the Deferral Period from 45 days to 60 days in any 90-day period or from 120 days to 150 days in any 360-day period. IAC will notify each Selling Stockholder, who has delivered the appropriately completed notice and questionnaire to IAC, of any suspension period, but IAC does not need to specify the nature of the event giving rise to a suspension in any such notice.

Anti-Takeover Provisions in the Bylaws

        The Bylaws contain provisions that could delay or make more difficult the acquisition of IAC by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. In addition, the Bylaws provide that, subject to the rights of holders of IAC Preferred Stock, only the Chairman of the Board of Directors or a majority of the Board of Directors may call a special meeting of stockholders.

Effect of Delaware Anti-Takeover Statute

        IAC is subject to Section 203 ("Section 203") of the DGCL, which regulates corporate acquisitions. Section 203 generally prevents corporations from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless that business combination has been approved in one of a number of specific ways. For purposes of Section 203, a "business combination" includes, among other things, a merger or consolidation involving IAC and the interested stockholder and a sale of more than 10% of IAC's assets. In general, the anti-takeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of a company's outstanding voting stock and any entity or person affiliated or associated with such entity or person. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of a corporation's outstanding voting stock. IAC has not "opted out" of the provisions of Section 203.

Action by Written Consent

        Under Section 228 of the DGCL, unless a company's certificate of incorporation expressly prohibits action by the written consent of stockholders, any action required or permitted to be taken by stockholders at a duly called annual or special meeting of such stockholders may be taken by consent in writing executed by stockholders possessing not less than the minimum number of votes necessary to authorize or take such action at a meeting. The Certificate of Incorporation does not expressly prohibit action by the written consent of stockholders.

Dividend Policy

        IAC does not currently expect that cash or other dividends will be paid by it in the near future. Any future cash or other dividend declarations are subject to the determination of the Board of Directors.

Limitation of Liability and Indemnification

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of a proceeding subject to receipt of an undertaking by such director or officer to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        The Certificate of Incorporation and Bylaws provide for indemnification of IAC's directors and officers (and their legal representatives), and of those serving at the request of the Board of Directors or officers as an employee or agent of the corporation, or as a director, officer, employee, or agent of another corporation, partnership, joint venture, or other enterprise, to the fullest extent authorized by the DGCL, except that IAC shall indemnify a person for a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors. The Bylaws provide for mandatory advancement of expenses to persons entitled to indemnification in defending any action, suit or proceeding in advance of its final disposition, provided that if the DGCL so requires, such persons provide an undertaking to repay such amounts advanced if it is ultimately determined that such person is not entitled to indemnification. From time to time, IAC's directors and officers may be provided with indemnification agreements that are consistent with or greater than the foregoing provisions and, to the extent that such officers and directors serve as executive officers or directors of subsidiaries of IAC, consistent with the indemnification provisions of the charter documents of such subsidiaries. IAC has policies of directors' and officers' liability insurance that insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. IAC believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation provides for such limitation of liability.

Stock Exchange Listing

        IAC Common Stock is currently listed on The NASDAQ Global Select Market, with the trading symbol "IAC."

Transfer Agent

        The transfer agent for the shares of IAC Common Stock is Computershare Trust Company, N.A.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

        The following is a general discussion of the material U.S. federal income tax consequences applicable to Non-U.S. Holders (as defined below) with respect to the ownership and disposition of shares of IAC Common Stock offered by this prospectus, but does not purport to be a complete analysis of all potential tax considerations. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder ("Treasury Regulations"), administrative rulings and published positions of the U.S. Internal Revenue Service ("IRS") and judicial decisions, each as in effect as of the date hereof and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below.

        This discussion is for general information only and does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor's circumstances, does not discuss any aspect of U.S. federal tax law other than income taxation, and does not address any considerations under any state, local or non-U.S. tax laws. In addition, this discussion does not address any tax consequences arising under the unearned income Medicare contribution tax or any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance provisions of the HIRE Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered in connection therewith). IAC believes that it is not, and it does not anticipate becoming (and the following discussion assumes that it is not and will not become), a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code, but no assurances can be given with respect thereto.

        This discussion addresses only shares of IAC Common Stock held as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address U.S. federal income tax considerations applicable to holders that may be subject to special tax rules, including, for example, banks or other financial institutions, mutual funds, dealers or brokers in securities, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, governmental agencies or instrumentalities, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (or investors therein), holders subject to the alternative minimum tax, certain former citizens or residents of the United States, holders that hold IAC Common Stock as part of a "hedge," "straddle," "constructive sale," "conversion transaction" or other integrated transaction, holders that own or have owned (directly, indirectly or constructively) 5% or more of the IAC Common Stock outstanding (by vote or value), persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an "applicable financial statement," "controlled foreign corporations," and "passive foreign investment companies."

        THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY, AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF IAC COMMON STOCK. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF IAC COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS, ANY TAX TREATY AND ANY CHANGES (OR PROPOSED CHANGES) THERETO. THIS DISCUSSION SHOULD NOT BE CONSTRUED AS LEGAL OR TAX ADVICE FOR ANY PARTICULAR PERSON.

        For purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of shares of IAC Common Stock that is not, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source;

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  a trust (a) if a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

  •
  a partnership (or an entity or arrangement treated as a partnership).

        If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of IAC Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of such partner and the activities of such partnership. Such a partnership and any partners in such a partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the ownership and disposition of shares of IAC Common Stock.

Distributions on IAC Common Stock.

        Any distributions paid to a Non-U.S. Holder with respect to shares of IAC Common Stock generally will be subject to U.S. federal withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty, provided that such Non-U.S. Holder timely provides the applicable withholding agent with a properly completed and executed applicable IRS Form W-8 and satisfies any other applicable requirements), unless such distributions are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

        Distributions paid to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will not be subject to U.S. federal withholding tax, provided that such Non-U.S. Holder timely provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI and satisfies any other applicable requirements. Instead, such payments generally will be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a "United States person" (within the meaning of the Code). A Non-U.S. Holder that is a corporation may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to such payments, subject to certain adjustments.

        Non-U.S. Holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Sale, Exchange or Other Taxable Disposition of IAC Common Stock.

        Subject to the discussion below under "—Information Reporting and Backup Withholding," a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other taxable disposition of IAC Common Stock unless:

  •
  such gain is effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

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  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a "United States person" (within the meaning of the Code). A Non-U.S. Holder that is a corporation may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to such gain, subject to certain adjustments.

        A Non-U.S. Holder described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any gain realized, which gain may be offset by U.S.-source capital losses, if any, of the Non-U.S. Holder.

        The proceeds received by a Non-U.S. Holder from a redemption of shares of IAC Common Stock by IAC may be treated as a distribution under certain circumstances. Non-U.S. Holders should consult their tax advisors regarding the effect of any such redemption.

Information Reporting and Backup Withholding

        In general, a Non-U.S. Holder will be subject to information reporting with respect to payments of dividends in respect of IAC Common Stock. These reporting requirements apply regardless of whether withholding is reduced or eliminated by an applicable income tax treaty. Copies of this information may also be made available to tax authorities in the country in which a Non-U.S. Holder resides or is established, pursuant to the provisions of a specific tax treaty or agreement. U.S. federal backup withholding (currently, at a rate of 24%) will be imposed on certain payments to Non-U.S. Holders that fail to furnish the information required under U.S. information reporting rules. Such payments to a Non-U.S. Holder generally will be exempt from backup withholding if such Non-U.S. Holder timely provides the applicable withholding agent with a properly executed applicable IRS Form W-8 or otherwise establishes an exemption.

        Under applicable Treasury Regulations, the payment of proceeds from the disposition of IAC Common Stock by a Non-U.S. Holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless such Non-U.S. Holder timely provides a properly executed applicable IRS Form W-8 certifying such Non-U.S. Holder's non-U.S. status or such Non-U.S. Holder otherwise establishes an exemption. The payment of proceeds from the disposition of IAC Common Stock by a Non-U.S. Holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding, unless the applicable withholding agent has actual knowledge or reason to know that such Non-U.S. Holder is a "United States person" within the meaning of the Code) unless such Non-U.S. Holder timely provides a properly executed applicable IRS Form W-8 certifying such Non-U.S. Holder's non-U.S. status or such Non-U.S. Holder otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular circumstances.

 PLAN OF DISTRIBUTION

        This prospectus relates to the offer and sale from time to time of shares of IAC Common Stock by the Selling Stockholders. As discussed under the caption "Description of Capital Stock—Registration Rights Agreement," any shares of IAC Common Stock received by the Selling Stockholders upon exchange of their Notes will be "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act and will contain a legend setting out such restriction and will be segregated until such time as they are sold under the registration statement of which this prospectus forms a part. IAC is registering the resale of shares of IAC Common Stock for sale to provide the holders thereof with freely tradable securities, but such shares will not become freely tradable until sold pursuant to the registration statement of which this prospectus forms a part. There can be no assurance that the Selling Stockholders will sell any or all of the shares of IAC Common Stock registered pursuant to the registration statement of which this prospectus or any accompanying prospectus supplement forms a part.

        The Selling Stockholders may, from time to time, sell any or all of the shares of IAC Common Stock beneficially owned by them and offered hereby directly or indirectly through one or more broker-dealers or agents. The Selling Stockholders will be responsible for any agent's commissions. The IAC Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares of IAC Common Stock:

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  on the NASDAQ or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

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  in the over-the-counter market;

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  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

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  through the writing of options, swaps or derivatives whether such options are listed on an options exchange or otherwise;

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  through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  through purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

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  through an exchange or market distribution in accordance with the rules of the applicable exchange or market;

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  in privately negotiated transactions;

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  through the settlement of short sales;

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  through broker-dealers that may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

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  through a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus or any accompanying prospectus supplement.

        In addition, the Selling Stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell shares short and deliver the shares to close out such short position.

        Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of IAC Common Stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

        The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        The Selling Stockholders will be subject to the Exchange Act and the rules promulgated thereunder, including Regulation M, which may limit the timing of purchases and sales of IAC Common Stock by the Selling Stockholders and their affiliates.

        Pursuant to the Registration Rights Agreement, IAC has agreed to bear all other costs, fees and expenses incurred in connection with the registration of the shares of IAC Common Stock covered by this prospectus. These may include, without limitation, all registration and filing fees, NASDAQ listing fees, fees and expenses of IAC's counsel and accountants, and blue sky fees and expenses. IAC has also agreed to reimburse the Selling Stockholders for the reasonable fees and disbursements of one firm or counsel (which shall be a nationally recognized law firm experienced in securities matters designated by the holders of at least 51% of the IAC Common Stock registered under this prospectus, prospectus supplement or any post-effective amendment to it) to act as counsel for the Selling Stockholders in connection therewith. However, IAC does not have any obligation to pay any underwriting fees, discounts or commissions attributable to the sale of such IAC Common Stock, or any fees and expenses of any broker-dealer or other financial intermediary engaged by any Selling Stockholder. IAC has also agreed to indemnify each Selling Stockholder and their officers and directors, and any person who controls such Selling Stockholder, against certain losses, claims, damages and expenses arising under the securities laws.

LEGAL MATTERS

        The validity of the IAC Common Stock will be passed upon by Gregg Winiarski, Executive Vice President, General Counsel & Secretary of IAC.

EXPERTS

        The consolidated financial statements of IAC appearing in IAC's Annual Report on Form 10-K for the year ended December 31, 2018 (including the schedule appearing therein), and the effectiveness of IAC's internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule and IAC management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table itemizes the expenses incurred by IAC in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee. IAC will pay all of the costs identified below.

SEC Registration Fee	$68,245.22
Printing and Engraving Expenses(1)	$5,000.00
Legal Fees and Expenses(1)	$42,500.00
Accounting Fees and Expenses(1)	$7,500.00
Miscellaneous(1)	$—
Total(1)	$123,245.22

(1)
Estimated. Actual amounts to be determined from time to time.

Item 15.    Indemnification of Directors and Officers.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of a proceeding subject to receipt of an undertaking by such director or officer to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        The Certificate of Incorporation and Bylaws provide for indemnification of the corporation's directors and officers (and their legal representatives), and of those serving at the request of the Board of Directors or officers as an employee or agent of the corporation, or as a director, officer, employee, or agent of another corporation, partnership, joint venture, or other enterprise, to the fullest extent authorized by the DGCL, except that the corporation shall indemnify a person for a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors. The Bylaws provide for mandatory advancement of expenses to persons entitled to indemnification in defending any action, suit or proceeding in advance of its final disposition, provided that, if the DGCL so requires, such persons provide an undertaking to repay such amounts advanced if it is ultimately determined that such person is not entitled to indemnification. From time to time, IAC directors and officers may be provided with indemnification agreements that are consistent with or greater than the foregoing provisions and, to the extent such officers and directors serve as executive officers or directors of subsidiaries of IAC, consistent with the indemnification provisions of the charter documents of such subsidiaries. IAC has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. IAC believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation provides for such limitation of liability.

        Insofar as the provisions of the Certificate of Incorporation or Bylaws provide for indemnification of directors or officers for liabilities arising under the Securities Act, IAC has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.    Exhibits.

        The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-3:

Exhibit
4.1		Restated Certificate of Incorporation of IAC/InterActiveCorp (filed as Exhibit 3.1 to the Registrant's Registration Statement on Form 8-A/A, filed on August 12, 2005, and incorporated herein by reference).

4.2		Certificate of Amendment of the Restated Certificate of Incorporation of IAC/InterActiveCorp (dated as of August 20, 2008) (filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed on August 22, 2008, and incorporated herein by reference).

4.3		Amended and Restated By-Laws of IAC/InterActiveCorp (amended and restated as of December 1, 2010) (filed as Exhibit 3.1(II) to the Registrant's Current Report on Form 8-K, filed on December 6, 2010, and incorporated herein by reference).

4.4		Indenture for 2.00% Senior Exchangeable Notes due 2030, dated as of May 28, 2019, among IAC FinanceCo 3, Inc., IAC/InterActiveCorp and Computershare Trust Company, N.A., as Trustee (filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K, filed on May 28, 2019, and incorporated herein by reference).

4.5		Registration Rights Agreement, dated as of May 28, 2019, by and among, IAC FinanceCo 3, Inc., IAC/InterActiveCorp, J.P. Morgan Securities LLC, and Goldman Sachs & Co. LLC (filed as Exhibit 10.2 to the Registrant's Current Report on Form 8-K, filed on May 28, 2019, and incorporated herein by reference).

4.6		Certificate of Designation of Series C Cumulative Preferred Stock (filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed on October 2, 2017, and incorporated herein by reference).

4.7		Certificate of Designation of Series D Cumulative Preferred Stock (filed as Exhibit 3.5 to the Registrant's Quarterly Report on Form 10-Q, for the fiscal quarter ended September 30, 2018, and incorporated herein by reference).

5.1	*	Opinion of Gregg Winiarski, Executive Vice President, General Counsel & Secretary of the Registrant.

23.1	*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	*	Consent of Gregg Winiarski, Executive Vice President, General Counsel & Secretary of the Registrant (included in Exhibit 5.1).

Exhibit
24.1	*	Power of Attorney (included on Signature Page).

*
Filed herewith.

Item 17.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act to any purchaser:

  (i)
  each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 8th day of November, 2019.

IAC/InterActiveCorp
By:	/s/ GREGG WINIARSKI Gregg Winiarski Executive Vice President, General Counsel & Secretary

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Gregg Winiarski, Joanne Hawkins and Tanya M. Stanich, and each of them, with full power to act without the other, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments) as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BARRY DILLER Barry Diller	Chairman of the Board, Senior Executive and Director	November 8, 2019
/s/ JOSEPH LEVIN Joseph Levin	Chief Executive Officer and Director	November 8, 2019
/s/ VICTOR A. KAUFMAN Victor A. Kaufman	Vice Chairman and Director	November 8, 2019
/s/ GLENN H. SCHIFFMAN Glenn H. Schiffman	Executive Vice President and Chief Financial Officer	November 8, 2019

Signature	Title	Date

/s/ MICHAEL H. SCHWERDTMAN Michael H. Schwerdtman	Senior Vice President and Controller (Chief Accounting Officer)	November 8, 2019
/s/ CHELSEA CLINTON Chelsea Clinton	Director	November 8, 2019
/s/ MICHAEL D. EISNER Michael D. Eisner	Director	November 8, 2019
/s/ BONNIE S. HAMMER Bonnie S. Hammer	Director	November 8, 2019
/s/ BRYAN LOURD Bryan Lourd	Director	November 8, 2019
/s/ DAVID S. ROSENBLATT David S. Rosenblatt	Director	November 8, 2019
/s/ ALAN G. SPOON Alan G. Spoon	Director	November 8, 2019
/s/ ALEXANDER VON FURSTENBERG Alexander von Furstenberg	Director	November 8, 2019
/s/ RICHARD F. ZANNINO Richard F. Zannino	Director	November 8, 2019